Exhibit 10.1
Restricted Stock Unit Grant Agreement

Name [Participant Name]	Employee ID [Employee ID]
Date of Grant [Grant Date]	Number of Restricted Stock Units Granted [Shares Granted]

1.
Restricted Stock Unit Grant. You have been granted the number of Restricted Stock Units listed above in recognition of your expected future contributions to the success of J. C. Penney Company, Inc. (“Company”). Each Restricted Stock Unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of USD 0.50 par value (“Common Stock”). This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2016 Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). For purposes of this Restricted Stock Unit Grant Agreement (“Agreement”), “Employer” means the entity (the Company or the Subsidiary) that employs you on the applicable date. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions. You have 90 days from the date this Agreement is made available to you, either physically or electronically, to accept the terms of this Agreement. If you do not accept the terms of this Agreement in the applicable 90 day period, you will forfeit the Restricted Stock Units that are the subject of this Agreement.

2.
Vesting of Your Restricted Stock Units. The Restricted Stock Units shall vest and the restrictions on your Restricted Stock Unit shall lapse on [VESTING DATE] (“Vest Date”), provided you remain continuously employed by the Company or a Subsidiary through the Vest Date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, mutual consent, or unit closing); otherwise the Restricted Stock Units granted will be forfeited.

Vested Restricted Stock Units shall be settled in shares of Common Stock on or as soon as practicable following, and effective as of, the earlier of (i) your termination of Employment as a result of your Retirement, Disability, death, or job restructuring, reduction in force, mutual consent, unit closing, or (ii) the Vest Date provided above. Notwithstanding the foregoing, if (i) you are a specified employee as defined under Section 409A of the Code, (ii) your award is subject to Section 409A of the Code, and (iii) your Employment is terminated as a result of your Retirement, your vested Restricted Stock Units shall be paid in shares of Common Stock as soon as practicable following the earlier of (x) the first business day after the date that is six months following your termination of service due to Retirement (y) the date of your death, or (z) the Vest Date provided above. You shall not be allowed to defer the payment of your shares of Common Stock to a later date. For purposes of this Agreement, “as soon as practicable” means within 90 days.

3.
Dividend Equivalents. You shall not have any rights as a stockholder until your Restricted Stock Units vest and you are issued shares of Common Stock in settlement of the vested Restricted Stock Units. If the Company declares a dividend, you will accrue dividend equivalents on the unvested Restricted Stock Units in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents shall continue to accrue until your Restricted Stock Units vest and you receive actual shares of Common Stock in settlement of the vested Restricted Stock Units. The dividend equivalents shall be credited as additional Restricted Stock Units in your account to be paid in shares of Common Stock on the Vest Date along with the Restricted Stock Units to which they relate. The number of additional Restricted Stock Units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of Restricted Stock Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The additional Restricted Stock Units credited to your account are subject to all of the terms and conditions of this Restricted Stock Unit award and the Plan and you shall forfeit any dividend equivalent Restricted Stock Units in the event that you forfeit the Restricted Stock Units to which they relate.

4.
Employment Termination. If your Employment terminates due to Retirement, Disability, death, job restructuring, reduction in force, mutual consent, or unit closing prior to the Vest Date, you shall be entitled to a prorated number of Restricted Stock Units. The pro-rata number of Restricted Stock Units that will vest will be determined by multiplying the “Number of Restricted Stock Units Granted” from above by a fraction, the numerator of which is the number of months from the date of grant to the effective date of your termination of service, inclusive, and the denominator of which is [VESTING MONTHS]. The prorated number of Restricted Stock Units to which you are entitled will be distributed as provided in Section 2 above. Any Restricted Stock Units for which vesting is not accelerated shall be cancelled on such Employment termination.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary termination of Employment without cause (or summary dismissal) under, and as defined in that termination agreement, then the number of Restricted Stock Units that will vest will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release. Any Restricted Stock Units that vest under a termination agreement will be distributed as provided in Section 2 of this Agreement.

If your employment terminates for any reason other than those specified above, any unvested Restricted Stock Units shall be cancelled on the effective date of termination.

5.
Covenants and Representations. By accepting this award you hereby acknowledge that your duties to the Company or Employer require access to and creation of the Company’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Company and its Subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Company. You further acknowledge that due to the nature of your position, you will have access to Proprietary Information affecting plans and operations in every location in which the Company (and its Subsidiaries and affiliates) does business or plans to do business throughout the world, and your decisions and recommendations on behalf of the Company (or its Subsidiaries and affiliates) may affect its operations throughout the world. Accordingly, by accepting this award you acknowledge that the foregoing makes it reasonably necessary for the protection of the Company’s business interests that you agree to the following covenants in connection with (i) your involuntary separation from service, as defined under United States Treasury Regulation §1.409A-1(n), other than for Cause, or (ii) your voluntary separation from service:

(a)
Confidentiality. You hereby covenant and agree that you shall not, without the prior written consent of the Company, during your employment with the Company or its Subsidiaries at any time thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any Proprietary Information of the Company.

i.
It is expressly understood and agreed that the Company’s Proprietary Information is all nonpublic information relating to the Company’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Company. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

ii.
In the event you receive a subpoena, court order, or other summons that may require you to disclose Proprietary Information, on pain of civil or criminal penalty, you will promptly give notice to the Company of the subpoena or summons and provide the Company an opportunity to appear at the Company’s expense and challenge the disclosure of its Proprietary Information, and you shall provide reasonable cooperation to the Company for purposes of affording the Company the opportunity to prevent the disclosure of the Company’s Proprietary Information.

iii.
Nothing in this Agreement shall restrict you from, directly or indirectly, initiating communications with or responding to any inquiry from, or providing testimony before, the United States Securities and Exchange Commission (“SEC”), Financial Industries Regulatory Authority (“FINRA”), or any other self-regulatory organization or state or federal regulatory authority.

(b)
Nonsolicitation of Employees. You hereby covenant and agree that during your employment with the Company or its Subsidiaries and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for Cause, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Company (or any of its Subsidiaries or affiliates) to give up his or her employment with the Company (or any of its Subsidiaries or affiliates), and you shall not directly or indirectly solicit or hire employees of the Company (or any of its Subsidiaries or affiliates) for employment with any other employer, without regard to whether that employer is a Competing Business, as defined below.

(c)
Noninterference with Business Relations. You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for Cause, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Company (or any of its Subsidiaries or affiliates).

(d)	Noncompetition.

i.
You hereby covenant and agree that during your employment with the Company or its Subsidiaries and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for Cause, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, (the “Severance Period”) thereafter, you will not, except as otherwise provided for below, undertake any work for a Competing Business, as defined in subsection 5(d)ii.

ii.	As used in this Agreement, the term “Competing Business” shall specifically include, but not be limited to:

A.	Kohl’s Corporation, Macy’s, Inc., Target Corporation, The TJX Companies, Inc., Ross Stores, Inc., Wal-Mart Stores, Inc., Amazon.com, Inc., and any of their respective subsidiaries or affiliates, or

B.
any business (1) that, at any time during the Severance Period, competes directly with the Company through sales of merchandise or services in the United States or another country or commonwealth in which the Company, including its divisions, affiliates and licensees, operates, and (2) where you perform services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent, or representative, where such services involve the performance of (x) substantially similar duties or oversight responsibilities as those you performed at any time during the 12-month period preceding your termination from the Company or a Subsidiary for any reason, or (y) greater duties or responsibilities that include such substantially similar duties or oversight responsibilities as those referred to in (x); or

C.	any business that provides buying office or sourcing services to any business of the types referred to in this subsection 5(d).

iii.
For purposes of this section, the restrictions on working for a Competing Business shall include working at any location within the United States, Puerto Rico or Hong Kong. You acknowledge that the Company is a national retailer with operations throughout the United States and Puerto Rico and that the duties and responsibilities that you perform, or will perform, for the Company directly impact the Company’s ability to compete with a Competing Business in a nationwide marketplace. You further acknowledge that you have, or will have, access to sensitive and confidential information of the Company that relates to the Company’s ability to compete in a nationwide marketplace.

(e)
Non-Disparagement. You covenant that you will not make any statement or representation, oral or written, that could adversely affect the reputation, image, goodwill or commercial interests of the Company. This provision will be construed as broadly as state or federal law permits, but no more broadly than permitted by state or federal law. This provision is not intended to and does not prohibit you from participating in a governmental investigation concerning the Company, or providing truthful testimony in any lawsuit, arbitration, mediation, negotiation or other matter. You agree not to incur any expenses, obligations or liabilities on behalf of the Company.

(f)
Enforcement and Injunctive Relief. In addition to any other remedies to which the Company is entitled, on the Company’s becoming aware that you have breached, or potentially have breached, any of the Covenants and Representations set forth in this Agreement, above, the Company shall have a right to seek recoupment of the portion of any award under the Plan, or any plan or program that is a successor to the Plan, that (i) vested within the 12 months prior to the date of your voluntary separation from service or your involuntary separation from service other than for cause, each under and as defined in your termination agreement, and (ii) includes and is subject to these Covenants and Representations, including any proceeds or value received from the settlement or sale of that portion of any such awards. Further, if you shall breach any of the covenants contained herein, the Company may recover from you all such damages as it may be entitled to under the terms of this Agreement, any other agreement between the Company and you, at law, or in equity. In addition, you acknowledge that any such breach of the Covenants and Representations in the Agreement is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, you consent to injunctive and other appropriate equitable relief without the necessity of bond in excess of USD 500 upon the institution of proceedings therefore by the Company in order to protect the Company’s rights hereunder.

6.
Recoupment. As provided in Section 12.19 of the Plan, this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

7.	Responsibility for Taxes.

(a)
Liability for Tax-Related Items. You acknowledge that regardless of any action the Company or Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of any shares of Common Stock acquired as a result of such settlement and/or the receipt of any dividends after settlement; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the your liability for Tax-Related Items or achieve any particular tax result. Furthermore, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Tax-Related Items Withholding Procedures. You authorize the use of the withholding procedures set forth below in this subsection 7(b) to satisfy all Tax-Related Items obligations of the Company and/or the Employer that may arise upon the vesting of the Restricted Stock Units or any other taxable or tax withholding event. The Company shall not be required to issue or deliver the shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items. Further, the Company may withhold or account for Tax-Related Items by considering minimum statutory withholding or such other rate that will not cause adverse accounting consequences.

The Company shall be entitled to withhold, or require you to remit all Tax-Related Items by, without limitation: (i) withholding from shares of Common Stock that would otherwise be delivered to you a number of shares of Common Stock sufficient to satisfy all or a portion of the withholding obligation, (ii) having you tender owned and unencumbered shares of Common Stock having a Fair Market Value on the date of tender equal to or less than the remaining required withholding, (iii) having the Company or the Employer, as applicable, withhold from any cash compensation payable to you, or (iv) requiring you to repay the Company or the Employer, in cash or in shares of Common Stock, for taxes paid on your behalf.
Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, the Company will withhold from shares of Common Stock upon the relevant tax withholding event, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case, the withholding obligation may be satisfied by one or a combination of methods (ii) - (iv) above.
If the obligation for Tax-Related Items is satisfied by withholding from shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the applicable Tax-Related Items.

8.	Nature of Grant. In accepting the Restricted Stock Units, you acknowledge that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the Restricted Stock Units is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)	all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(d)	you are voluntarily participating in the Plan;

(e)
the Restricted Stock Units and any shares of Stock that may be received in settlement of the Restricted Stock Units, and the income and value of same, (i) are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any, (ii) are not intended to replace any pension rights or compensation, and (iii) are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)
the Restricted Stock Unit grant will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary, nor does it amend any legal relationship or legal entitlement between you and the Employer;

(g)
this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of your further employment for the vesting period, for any period, or at all, and will not interfere with your right or the right of the Employer to terminate your employment relationship at any time;

(h)
unless otherwise determined by the Company in its sole discretion, for purposes of this Agreement, a termination of Employment shall be effective from the date on which active employment ends and shall not be extended by any statutory or common law notice of termination period;

(i)
unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Common Stock underlying the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary;

(j)	the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(k)
neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to you pursuant to the settlement of the Restricted Stock Units or the sale of any shares of Common Stock you may acquire upon such settlement;

(l)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units or the recoupment of any shares of Stock acquired pursuant to the Restricted Stock Units resulting from (i) termination of Employment (regardless of the reason for termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and/or (ii) the application of any recoupment/forfeiture policy, as described herein; and in consideration of the grant of the Restricted Stock Units, you agree not to institute any claim against the Company or the Employer; and

(m)
the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock.

9.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

10.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company, and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Investments Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares of Stock received upon grant of Restricted Stock Units may be deposited.
You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.
Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

11.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.
Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as set forth in the addendum to this Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to a country reflected in the Addendum, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Addendum shall constitute part of this Agreement.

13.
Language. If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.
Not a Public Offering. If you are resident outside the United States, the grant of the Restricted Stock Units is not intended to be a public offering of securities in your country of residence (or country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities.

15.
Insider Trading/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and your country, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Restricted Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and should speak to your personal advisor on this matter.

16.
Foreign Asset/Account Reporting; Exchange Controls; Compliance with Law. Your country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details. In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and/or regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence and country of employment, if different).

17.
Electronic Delivery. The Company may, in its sole discretion, deliver by electronic means any documents related to the Award or your future participation in the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.	Governing Law. This Agreement is governed by the substantive and procedural laws of the state of Delaware, without regard to Delaware’s conflict-of-laws principles.

19.
Severability. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable for any reason, under present or future law, the illegal, invalid, or unenforceable provision will be fully severable and severed, and will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included in the Agreement, and the remaining provisions of the Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance.

ADDENDUM TO THE
RESTRICTED STOCK UNIT GRANT AGREEMENT
In addition to the terms of the Plan and the Agreement, the Award is subject to the following additional terms and conditions to the extent you reside and/or are employed in one of the countries addressed herein. Pursuant to Section 12 of the Agreement, if you transfer your residence and/or employment to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms as may be necessary or advisable to accommodate your transfer). All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement.
Hong Kong

1.	Settlement of RSUs. The Restricted Stock Units do not provide any right for you to receive a cash payment and the Restricted Stock Units will be settled only in shares of Common Stock.

2.
Restrictions on Sale and Transferability. Shares of Common Stock acquired upon vesting of the Restricted Stock Units are accepted as a personal investment. In the event the Restricted Stock Units vest within six months of the Grant Date, you hereby agree that any shares of Common Stock acquired pursuant to the Restricted Stock Units may not be offered to the public in Hong Kong or otherwise disposed of prior to the six-month anniversary of the Grant Date.

3.
Securities Warning. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, the Plan or any Plan prospectus, you should obtain independent professional advice. The Restricted Stock Units and any shares of Common Stock issued thereunder do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, including any Addendum to the Agreement, the Plan, any Plan prospectus and any other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Restricted Stock Units and any related documentation are intended only for your personal use and may not be distributed to any other person.

4.
Occupational Retirement Schemes Ordinance Notification. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

India

1.
Exchange Control Notice. You must repatriate any dividends and proceeds from the sale of shares of Common Stock to India within the time period prescribed under applicable local law. You should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. You also are responsible for complying with any other exchange control laws in India that may apply to the Restricted Stock Units or the shares of Common Stock acquired under the Plan.